Exhibit 15

May 10, 2010

GFI Group Inc.

55 Water Street

New York, NY 10041

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the periods ended March 31, 2010, and 2009, as indicated in our report dated May 10, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in Registration Statements No. 333-122905 and No. 333-152027 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York